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                                                                   EXHIBIT 10.17

                       SECOND AMENDMENT TO LOAN AGREEMENT


         This Second Amendment to Loan Agreement is entered into the 11th day of January, 1995, by and between COOKER RESTAURANT CORPORATION ("Borrower"), an Ohio corporation, and FIRST UNION NATIONAL BANK OF TENNESSEE ("Lender"), a national banking association.

         WHEREAS, Borrower and Lender have previously entered into a Loan Agreement dated August 26, 1991 (the "Loan Agreement"), pursuant to which Lender agreed to loan Borrower up to Ten Million Dollars ($10,000,000.00) on the terms and conditions set forth therein; and

         WHEREAS, Borrower and Lender have previously amended the Loan Agreement by instrument dated June 29, 1993; and

         WHEREAS, Borrower and Lender desire to further modify the Loan Agreement as set forth below;

         NOW, THEREFORE, as an inducement to cause Lender to extend credit to Borrower, and for other valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, the parties hereto agree that the Loan Agreement is hereby amended as follows:

         1. Sections 2.1., 2.2, 2.3 and 2.4 of the Loan Agreement are hereby deleted and the following is substituted therefor:

                 2.1 AMOUNT. The principal indebtedness of Borrower to Lender under the Revolving/Term Loan shall not exceed Sixteen Million Three Hundred Thousand and No/100 Dollars ($16,300,000.00). Provided, however, the amount of the Revolving/Term Loan shall never exceed $15,000,000 unless the excess is used to reduce the Subdebt (as defined below). Additionally, beginning on January 1, 1996, availability under the Revolving/Term Loan shall be reduced by $300,000 per calendar quarter. Provided, finally, if the maximum amount of the Revolving/Term Loan never exceeds $15,000,000 then beginning on January 1, 1996, and on the first day of each calendar quarter thereafter, availability under the Revolving/Term Loan shall be reduced by $250,000 per quarter.

                 2.2      INTEREST RATE.

                          (a) Interest shall accrue on each Advance under the Revolving/Term Loan at a rate (the "Applicable Rate") based upon the Prime Rate or the LIBOR Rate, as Borrower may elect, subject to adjustment based upon the performance of Borrower.
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                          (b)     As used herein, the "Applicable Rate" means:

                                  1.       If ((i) Borrower's Fixed Charge
                 Coverage Ratio (as defined below) is greater than or equal to 2:1 for the one-year period including the previous four fiscal quarters and ((ii) no default or event of default exists under the terms or provisions of any of the documents evidencing or securing the indebtedness evidenced by the Note, and no condition exists which, subject to any applicable requirement of notice or grace or cure period, then the Applicable Rate shall be (x) in the case of an advance bearing interest at the Prime Rate, the Prime Rate less one-quarter of one percent (1/4%) or (y) in the case of an advance bearing interest at the LIBOR Rate, the LIBOR Rate plus 150 basis points.

                                  2.       At any time the conditions (i) and
                 (ii) above are not satisfied, the Applicable Rate for all new or outstanding Advances shall be (x) in the case of an advance bearing interest at the Prime Rate, the Prime Rate or (y) in the case of an Advance bearing interest at the LIBOR Rate, the LIBOR Rate plus 200 basis points.

                          (c) Unless notified by Borrower, in writing, by telephone or by telecopy to the contrary the Prime Rate option set forth above shall apply to all Advances under the Revolving/Term Loan.

                          (d) In the case of any Advances to which Borrower elects to choose the LIBOR Rate option: (i) such Advances must be in increments of $500,000 (e.g., $1,000,000.00;
                 $1,500,000.00; and $2,000,000.00); (ii) Borrower shall, not less than three (3) days before prior to the beginning of the ninety (90) day period for which Borrower desires to elect the LIBOR Rate, notify Lender of its intention to choose such option; and (iii) Borrower may, by giving the Lender three (3) days notice prior to the expiration of any 90-day period in which the LIBOR Rate is in effect, elect the LIBOR Rate for the succeeding 90-day period.

                          (e) At no time shall more than four (4) Advances be outstanding that bear interest based upon the LIBOR Rate.

                          (f) As used herein, LIBOR Rate shall mean that rate (rounded upwards, if necessary, to the next higher 1/100 of 1%) for deposits in United States Dollars for a maturity of ninety (90) days, which appears on the Telerate Page 3750 at approximately 11:00 a.m. London time, two (2) London business days prior to the effective date of the applicable LIBOR Rate, as such rate is adjusted in accordance with Lender's standard practices for reserves and other requirements. (Lender will only adjust for reserves to the extent it is actually obligated to maintain reserves and will certify this fact to Borrower.)


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                          (g)     As used herein, "Prime Rate" shall be that
                 rate announced by Lender from time to time as its Prime Rate and is one of several interest rate bases used by Lender. Lender lends at rates both above and below the Prime Rate and Borrower acknowledges that the Prime Rate is not represented or intended to be the lowest or most favorable rate of interest offered by Lender.

                          (h)     After maturity (by acceleration or
                 otherwise), the principal amount outstanding under the Revolving/Term Loan shall bear interest at the rate of five percent (5%) over the Prime Rate; provided, however, that in no event shall the rate of interest provided hereunder exceed the Maximum Lawful Rate.

                          (i)     In the case of an advance where the
                 Applicable Rate is based on the LIBOR Rate, each prepayment of the principal, in whole or in part and whether voluntary, mandatory, upon acceleration or otherwise, shall be accompanied by an additional amount necessary to compensate Lender for any losses, costs or expenses which Lender may incur as a result of such prepayment. Compensation due Lender shall be determined in accordance with the following formula:

                                       PREPAYMENT COMPENSATION = (A - B) X C X D

                                  A  =     The LIBOR Rate determined as of the
                                           funding date of the advance, on a
                                           per annum basis for deposits in
                                           United States Dollars for a maturity
                                           of 90 days which appeared on the
                                           Telerate Page 3750 at 11:00 a.m.
                                           London time two business days prior
                                           to the effective date of the
                                           applicable LIBOR Rate, as such rate
                                           was adjusted in accordance with
                                           Lender's standard practices for
                                           reserves and other requirements.

                                  B  =     The LIBOR Rate determined as of the
                                           prepayment date on a per annum basis
                                           for deposits in United States
                                           Dollars for a maturity of 90 days
                                           which appeared on the Telerate Page
                                           3750 at 11:00 a.m.  London time on
                                           such date, as such rate is adjusted
                                           in accordance with Lender's standard
                                           practices for reserves and other
                                           requirements.

                                  C  =     Principal Amount Prepaid.


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                                  D  =     Number of days from the date of
                                           prepayment to the end of the fixed
                                           rate period divided by a year base
                                           of 360 days.

                 As used herein, the "fixed rate period" shall be the period during which the applicable fixed rate is to remain in effect. In addition, in the event the amount determined as variable B above is greater than the amount determined as variable A above, no prepayment compensation shall be due hereunder. The determination of prepayment compensation due Lender hereunder shall be made by Lender in good faith using such methodology as Lender deems appropriate and customary under the circumstances and shall be conclusive absent manifest error.

                 2.3 PAYMENTS. Payment of all obligations arising under the Revolving/Term Loan shall be made as follows:

                          (a) INTEREST INSTALLMENTS. Interest on the outstanding principal balance under the Revolving/Term Loan shall be paid in arrears on the first day of each successive January, April, July and October beginning in January, 1995. Provided, however, in the case of an advance where the Applicable Rate is based upon the LIBOR Rate, then accrued interest shall be due and payable upon the expiration of any 90-day period in which the LIBOR Rate is in effect.

                          (b)     PRINCIPAL INSTALLMENTS.  [intentionally
                 deleted]

                          (c) VOLUNTARY PREPAYMENT. Except in the case of LIBOR Rate borrowings, voluntary prepayments of principal or accrued interest may be made, in whole or in part, at any time without penalty.

                          (d) ALL AMOUNTS DUE. All remaining principal, interest and expenses outstanding under the Revolving/Term Loan shall be due and payable November 1, 1997. Borrower may from time to time request and repay Advances under the Revolving/Term Loan, provided the total principal amount outstanding under the Revolving/Term Loan shall not at any time exceed the amount stated in Section 2.1 above.

                 2.4 USE OF PROCEEDS. The proceeds of the Revolving/Term Loan shall be used for general working capital purposes and restaurant expansion and up to $1,300,000 may be used to finance the proposed redemption of $2,000,000 in par value of those certain Convertible Subordinated Debentures ("Subdebt") issued by Borrower in 1992. In the event the proposed redemption is not consummated by January 31, 1995, then the amount of the Revolving/Term Loan may not exceed $15,000,000.


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         2.      The first three sentences of Section 2.5 are hereby deleted and the following is substituted therefor:

                 From the Closing Date until October 31, 1997, Borrower may from time to time request and repay Advances under the Revolving/Term Loan shall not at any time exceed the amount stated in Section 2.1 above. Advances under the Revolving/Term Loan shall be disbursed as follows:

         3. Section 2.5(b) is hereby amended to insert the name "Dan Haley" for the name "Bill J. Nutter" and by deleting the sentence which reads "Draws shall be made in increments of One Hundred Thousand Dollars ($100,000)." and by inserting "Except as provided above in the case of LIBOR Rate draws, all draws shall be made in increments of One Hundred Thousand Dollars ($100,000)."

         4.      Section 2.7 shall be amended to read as follows:

                 2.7 FEE. As additional compensation to Lender for making the Revolving/Term Loan facility available to Borrower, Borrower shall pay a nonrefundable fee to Lender simultaneously with the execution hereof in the amount of $18,750.00. In the event the Subdebt is redeemed causing the amount of the Revolving/Term Loan to exceed $15,000,000 then a fee of an additional $13,000 shall be due and payable.

         5. Sections 6.1, 6.2, 6.3 and 6.4 are hereby deleted and the following is substituted therefor:

                 6.1 NET WORTH. Borrower shall at all times maintain a minimum Net Worth for each fiscal quarter from the date of closing until fiscal year end 1995 of equal to or greater than $32 million; then beginning at fiscal year end 1995 and until fiscal year end 1996 Borrower shall maintain a minimum Net Worth equal to or greater than $35 million; and then beginning on fiscal year end 1996 and at all times thereafter, Borrower shall maintain a minimum Net Worth equal to or greater than $40 million. As used herein "Net Worth" shall mean stockholders' equity determined according to GAAP.

                 6.2 FIXED CHARGE COVERAGE. Borrower shall maintain a minimum Fixed Charge Coverage Ratio calculated for each fiscal quarter on a rolling four quarter basis of not less than 1.50:1.0 until June 30, 1995 and of not less than 1.55:1.0 at all times thereafter. As used herein, "Fixed Charge Coverage Ratio" shall be calculated as follows:


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        Net income + Depreciation + Amortization + Interest Expenses +
                         Lease and/or Rental Expense
               __________________________________________________

     *CMLTD + Subordinated Debt Redeemed + Interest Expense + Lease and/or
        Rental Expense + 20% of Avg. Outstanding on Revolving/Term Loan


                 *Excludes Required Revolving Term/Loan Reductions and, if
                  applicable, the proposed early redemption of the Subdebt

                 6.3      Intentionally Delete.

                 6.4      Intentionally Delete.

         6.      Section 7.2 is hereby deleted.

         7.      Section 7.4 is hereby amended to read as follows:

                 7.4 DISTRIBUTIONS. Borrower shall not declare or pay a distribution or dividend (of cash, property or stock), except that cash dividends may be declared in an amount that, together with all other cash dividends declared within such fiscal year, will not exceed fifteen percent (15%) of net income for the previous fiscal year. Provided, however, no dividend may be declared unless the net income for the previous fiscal year exceeds Two Million Dollars ($2,000,000).

         8.      The Loan Agreement is hereby amended to add a new Section
7.4.1 and 7.4.2 to read as follows:

                 7.4.1 NEW RESTAURANT EXPANSION. Without Lender's prior written consent, Borrower shall limit new restaurant expansion to 6 in fiscal year 1994, 5 in fiscal year 1995, 8 in fiscal year 1996, and 10 in Fiscal year 1997. The permitted expansion schedule in 1996 and 1997 is conditioned upon the Lender's prior review and approval of the Borrower's annual budget.

                 7.4.2 PURCHASE MONEY ACQUISITION DEBT. Borrower shall be allowed to incur purchase money acquisition debt in an aggregate amount not to exceed $2,500,000 for the acquisition of land and buildings for new restaurant sites.

         9. The Loan Agreement remains in full effect, as amended hereby. All representations, warranties and covenants of Borrower contained therein are reaffirmed as of the date hereof.


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         IN WITNESS WHEREOF, the parties have executed this Amendment to Loan
Agreement as of the day and date first above written.

                                        FIRST UNION NATIONAL BANK OF TENNESSEE


                                        By: /s/ Dan Haley
                                           ------------------------------------
                                           Dan Haley, Vice President


                                        COOKER RESTAURANT CORPORATION


                                        By: /s/ G. A. Seelbinder
                                           ------------------------------------
                                           G.A. Seelbinder,
                                           Chairman and Chief Executive Officer




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